Exhibit 10(a)
AGILYSYS, INC. EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN
(AMENDED AND RESTATED EFFECTIVE APRIL 1, 2010)
ARTICLE I
THE PLAN AND ITS PURPOSE
     1.1 Adoption of Plan. This Executive Officer Annual Incentive Plan (hereinafter referred to as the “Plan”) is hereby adopted by Agilysys, Inc. (hereinafter referred to as the “Company”), by action of its Board of Directors, effective as of April 1, 2005, as amended, in order to set forth the terms and provisions of the annual incentive program of the Company applicable to Executive Officers of the Company on and after such date. Adoption of this Plan is subject to approval thereof by the shareholders of the Company.
     1.2 Purpose. The purpose of the Plan is (a) to provide an incentive to Executive Officers of the Company in order to encourage them with short-term financial awards to improve the Company’s operating results, (b) to enable the Company to recruit and retain such Executive Officers by making the Company’s overall compensation program competitive with compensation programs of similar companies, (c) to satisfy the requirements of Code Section 162(m), and (d) to satisfy the short-term deferral exception to the nonqualified deferred compensation rules of Code Section 409A.
ARTICLE II
DEFINITIONS
     Unless the context otherwise indicates, the following words used herein shall have the following meanings whenever used in this instrument:
     2.1 “Award” means the payment earned by a Participant as such payment is determined in accordance with Article VI.
     2.2 “Base Salary” means, for any Fiscal Year, the Participant’s annual rate of base salary, determined as of the last day of the Fiscal Year or, for a Participant who terminates employment prior to the last day of any Fiscal Year and who is otherwise entitled to a prorated Award for such Fiscal Year under Section 6.4, the Participant’s annual rate of base salary, determined as of his date of termination of employment.
     2.3 “Board of Directors” means the Board of Directors of the Company as it may be constituted from time to time.
     2.4 “Code” means the Internal Revenue Code of 1986, as amended, and any lawful regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific Code Section, such reference shall be deemed to include any successor Code Section having the same or a similar purpose.
     2.5 “Committee” means the Compensation Committee of the Board of Directors as it may be constituted from time to time; provided that if at any time the Compensation Committee is not composed solely of Outside Directors, “Committee” shall mean the committee consisting of at least three (3) Outside Directors appointed by the Board of Directors to administer the Plan.
     2.6 “Company” means Agilysys, Inc., an Ohio corporation, or any successor organization.
     2.7 “Covered Employee” means a Participant who is a “covered employee” within the meaning of Code Section 162(m), which, generally means an individual who as of the last day of the Fiscal Year is:
          (a) the Chief Executive Officer of the Company, or

          (b) among the four highest compensated officers of the Company other than the Chief Executive Officer.
     2.8 “Eligible Employee” has the meaning ascribed to such term in Section 3.1.
     2.9 “Executive Officer” means an executive officer of the Company or an affiliated company.
     2.10 “Fiscal Year” means a fiscal year of the Company.
     2.11 “Outside Director” means any member of the Board of Directors who meets the definition of “outside director” as contemplated under Code Section 162(m).
     2.12 “Participant” means an Eligible Employee selected by the Committee for participation in the Plan pursuant to Section 3.2.
     2.13 “Performance Goal(s)” has the meaning ascribed to such term in Section 5.1.
     2.14 “Plan” means the Agilysys, Inc. Executive Officer Annual Incentive Plan as it may be amended from time to time.
     2.15 “Taxable Year” means a tax year of the Participant.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility. All Executive Officers of the Company (each an “Eligible Employee”) are eligible to participate in the Plan.
     3.2 Participation. The following rules shall be applicable to participation in this Plan by an Eligible Employee:
     (a) Designation of Participants. Subject to Subsection (b) below, the Committee shall, in its discretion, designate for a Fiscal Year which Eligible Employees, if any, will participate in the Plan for such Fiscal Year. Each Eligible Employee approved for participation will be notified of the selection as soon after approval as is practicable.
     (b) No Right To Participate. No Participant or Eligible Employee has, or at any time will have any right hereunder to be selected for current or future participation in the Plan. Notwithstanding the foregoing or any other provision hereof, the Committee’s right to select Participants shall be subject to the terms of any employment agreement between the Company and the Participant or Eligible Employee.
ARTICLE IV
PLAN ADMINISTRATION
     4.1 Responsibility. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.
     4.2 Authority of the Committee. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing, with respect to the Plan generally and each Fiscal Year individually, the Committee shall have the exclusive right to (a) interpret the Plan, (b) determine eligibility for participation in the Plan, (c) decide all questions concerning eligibility for and the amount of Awards payable under the Plan, (d) establish Performance Goal(s) under the Plan and, before payment of any Award hereunder, evaluate performance and certify whether Performance Goal(s) and any other material terms were in fact satisfied, (e) construe any ambiguous provision of the Plan, (f) correct any default,

(g) supply any omission, (h) reconcile any inconsistency, (i) issue administrative guidelines as an aid to administer the Plan, (j) make regulations for carrying out the Plan and to make changes in such regulations as it from time to time deems proper, (k) promulgate such administrative forms as it from time to time deems necessary or appropriate for administration of the Plan, and (1) decide any and all questions arising in the administration, interpretation and application of the Plan and related documents.
     4.3 Discretionary Authority. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and related documents and its determination of eligibility for participation and Awards under the Plan. It is the intent of the Company in establishing the Plan that the decisions of the Committee and its action with respect to the Plan will be final, binding and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.
ARTICLE V
PERFORMANCE GOAL(S) AND MEASUREMENT
     5.1 Establishment of Performance Goal(s). On or before the 90th day of each Fiscal Year, and while the outcome is substantially uncertain, the Committee shall, in writing, (a) establish the objective Performance Goal(s) applicable to such Fiscal Year, including the amount of or method of calculating the Award that may be payable to each Participant under the Plan and (b) identify the Participant or group of Participants to whom such Performance Goal(s) are applicable in accordance with Section 3.2. In the event more than one Performance Goal for such Fiscal Year is established, the Committee shall also establish in writing the relative weighting of each Performance Goal.
     A Performance Goal is a target level or levels of performance for a Fiscal Year, which may be based on one or more business criteria that apply to the Participant, a business unit, or the Company and related entities as a whole. The business criteria which the Committee may use under this Plan are stock price, revenue, operating profit, operating income, market share, sales, profitability, earnings per share, return on equity, return on capital, return on invested capital, costs or other similar objective measures. The Committee may design the Performance Goal(s) in a manner that is dependent upon whether the Performance Goal(s) for such Fiscal Year were attained (all or nothing) or that provides for different levels of payment dependent upon the level of attainment of the Performance Goal(s) for such Fiscal Year, as a whole or independently. Payments will not be made if the applicable Performance Goal(s) are not attained. The Committee shall retain the discretion to change the targets under the Performance Goal(s) subject to any restrictions of Code Section 162(m).
     A Performance Goal is considered “objective” if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the employee. To be objective, the formula must preclude Committee discretion to increase the amount of Award that would otherwise be due upon attainment of the Performance Goal.
ARTICLE VI
PAYMENT OF AWARDS
     6.1 Eligibility for Payment of Award. Awards under this Plan will be paid for each Fiscal Year solely following the Committee’s certification of the attainment of the objective Performance Goal(s), as established under Section 5.1. To the extent Awards are payable, Awards only shall be paid to Participants who were employed by the Company (a) on the last day of the Fiscal Year, but (b) provided that the Award will be forfeited if the Participant is terminated for cause prior to payment, and (c) except as otherwise permitted under Section 6.4.
     6.2 Certification of Attainment of Performance Goal(s). As soon as practicable after the Company’s financial results for the Fiscal Year have been approved by the Board of Directors or the Audit Committee of the Board of Directors, the Committee will certify in writing whether the Performance Goal(s) established for the Fiscal Year and other material terms were, in fact, satisfied.
     6.3 Form and Time of Payment. Awards shall be paid in cash, as soon as reasonably practicable after the Committee’s certification of the attainment of the Performance Goal(s) and other material terms, subject to such terms, conditions, restrictions and limitations as the Committee may determine, provided that such terms, conditions, restrictions and limitations are not inconsistent with the terms of the Plan. Notwithstanding the foregoing sentence, Awards shall be paid no later than the later of (i) the date that is 2 1/2 months from the end of the Participant’s first Taxable Year in which the amount is no longer subject to a substantial risk of forfeiture or (ii) the date that is 2 1/2 months from the end of the Company’s first Fiscal Year in which the amount is no longer subject to a substantial risk of forfeiture, or such other date as is approved by the Internal Revenue Service or the Secretary of the Treasury for the Plan to satisfy the short-term deferral exception to the nonqualified deferred compensation rules of Code Section 409A.
     6.4 Termination of Employment Due to Disability, Death or Certain Other Events. If (a) a Participant’s employment is terminated during a Fiscal Year by reason of his disability or death, or subject to the limitations of Code Section 162(m), if applicable, his involuntary termination of employment not for “cause” or voluntary termination for “good reason” as defined in any employment agreement or similar agreement with the Participant or his retirement, and (b) the Participant has been a Participant in the Plan for at least three months of such Fiscal Year, the Participant will be eligible to receive a prorated Award for the Fiscal Year in which such termination of employment occurs.
     6.5 Limitations on Awards. Notwithstanding any provision herein to the contrary, (a) no Award will be paid to any Participant for a Fiscal Year in which performance fails to attain or exceed any minimum level established for the relevant Performance Goal(s); and (b) no Award to a Participant for a Fiscal Year may exceed $5,000,000. In addition, the payment of any Awards under this Plan may be made to a Participant by the Company in any manner appropriate to secure the deductibility thereof. Furthermore, no Award shall be payable under this Plan to any Covered Employee prior to approval of this Plan by the shareholders of the Company.
     6.6 Recoupment of Bonuses, Incentives and Gains and Cancellation of Equity Awards Related to Certain Financial Restatements. Effective April 1, 2010, if the Board of Directors or an appropriate Committee determines that the Company’s financials are restated due directly or indirectly to fraud, ethical misconduct, intentional misconduct or a breach of fiduciary duty by one or more Executive Officers or Vice Presidents, then the Board of Directors or Committee will have the sole discretion to take such action, as permitted by law, as it deems necessary to recover all or a portion of any bonus or incentive compensation paid in respect of any Awards and recoup any gains realized in respect of equity-based Awards, and cancel any stock-based Awards granted, provided recoveries cannot extend back more than three years.
ARTICLE VII
MISCELLANEOUS
     7.1 Employment. Nothing in this Plan will interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.
     7.2 Nonassignability. No Award under this Plan may be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge or encumbrance, nor may any Award be payable to anyone other than the Participant to whom it was granted (other than by will or the laws of descent and distribution).
     7.3 Laws Governing. This Plan is to be construed in accordance with and governed by the laws of the State of Ohio.
     7.4 Withholding Taxes. The Company may deduct from all payments under this Plan any federal, state, local or other taxes or other amounts required by law to be withheld with respect to such payments.
     7.5 Plan Binding on Company and Successors. This Plan will be binding upon and inure to the benefit of the Company, its successors and assigns and each Participant and his or her beneficiaries, heirs, executors, administrators and legal representatives.
     7.6 Amendment and Termination. The Board of Directors may suspend or terminate this Plan at any time with or without prior notice. In addition, the Board of Directors may, from time to time and with or without prior notice, amend this Plan in any manner but may not without shareholder approval adopt any amendment that would require the vote of the shareholders of the Company pursuant to applicable laws, regulations or exchange requirements.

     7.7 Compliance with Section 162(m). With regard to all Covered Employees, the Plan shall for all purposes be interpreted and construed in order to assure compliance with the provisions of Code Section 162 (m). If any provision of this Plan would cause the Awards granted to a Covered Employee not to constitute qualified “performance-based compensation” under Code Section 162(m) for any Fiscal Year, that provision, insofar as it pertains to the Covered Employee, shall be severed from, and shall be deemed not to be a part of this Plan, but the other provisions hereof shall remain in full force and effect.
     7.8 Eligibility of Employees of Related Entities. Notwithstanding any provision of this Plan to the contrary, the Committee may designate an employee of a company related to the Company to be an Eligible Employee under the Plan provided the relationship of the other company to the Company would result in both being part of an affiliated group of corporations for purposes of Section 162(m).
     7.9 Mid-Year Eligibility. In the event an Eligible Employee commences employment (or an employee is promoted to a position so as to make him an Eligible Employee) after the expiration of the applicable 90-day period described in Section 5.1, the Committee may, in its discretion, identify such individual as a Participant for a portion of such Fiscal Year and modify the Performance Goal(s) in a manner that is reflective of the individual’s period of participation within such Fiscal Year, subject to the application of Code Section 162(m).